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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PRO-DEX, INC.
(Name of Registrant as Specified in its Charter)

AO Partners I, L.P.
AO Partners, LLC
Glenhurst Co.
Nicholas J. Swenson
Farnam Street Partners, L.P.
Farnam Street Capital, Inc.
Raymond E. Cabillot
William James Farrell III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY, SUBJECT TO CHANGE, DATED OCTOBER 10, 2012

PRO-DEX, INC.
ANNUAL MEETING OF SHAREHOLDERS
DECEMBER [•], 2012

PROXY STATEMENT OF THE AO PARTNERS GROUP
IN OPPOSITION TO
THE BOARD OF DIRECTORS OF PRO-DEX, INC.

WHY YOU WERE SENT THIS PROXY STATEMENT

The AO Partners Group (sometimes referred to herein as “we,” “us,” “our” and variants of those words) is seeking your support to elect Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III to the board of directors of Pro-Dex, Inc. (“Pro-Dex” or the “Company”), in opposition to the candidates nominated by the incumbent board of directors of Pro-Dex.  The members of the AO Partners Group are identified below under the heading “Certain Information Regarding the Participants.”  This proxy statement and form of proxy are first being mailed to shareholders on or about [•] [•], 2012.

OUR GOAL

We are seeking your support to replace a majority of the Pro-Dex board in order to focus the Company on building long-term shareholder value.  The Company’s poor financial results (over the past 5 fiscal years, book value is down from $12.85 million to $9.55 million or -25%, sales are down from $21.56 million to $17.26 million or -20%, and earnings before taxes are down from $575,000 to -$1.4 million or -343%) and significant stock price deterioration (down from $4.44 on October 5, 2007 to $1.88 on October 5, 2012 or -58%) are emblematic of weak leadership by the current board.  While shareholder value continues to decline, the Company’s management and board of directors have not experienced a similar decline in their compensation (from fiscal year 2009 through fiscal year 2011, Pro-Dex had a cumulative loss before taxes of $2.0 million yet executive management and board compensation was $3.5 million).  We believe this financial decline puts Pro-Dex at a critical juncture in its history. Shareholder value is rapidly eroding or being transferred to senior management and the board. We strongly believe that the board members who are failing to enhance Pro-Dex’s shareholder value must be replaced.

We believe that a well-informed, independent and decisive board can play a vital role in leading Pro-Dex in a better direction. This type of board will benefit all shareholders.  As the Company’s performance indicates, the current board has not moved Pro-Dex in a better direction. We believe it is time to elect a board that will take an active role in protecting shareholder value. In this context nothing short of replacing a majority of the board will put the Company in a position where it can begin to reverse its poor financial performance.

OUR ALIGNED INTERESTS AND PLEDGE

We can deliver with certainty on a pledge that our interest in the Company will be the same as all public shareholders because like all public shareholders we have put a significant amount of our own capital at risk by buying the Company's stock in the open market.  The same cannot be said of management and the board of directors.

Mr. Swenson has purchased shares of Pro-Dex with his own, after-tax dollars.  Mr. Cabillot has invested the funds of his own investment partnership in the Company’s stock.  And our medical-device industry veteran, Mr. Farrell, has purchased shares, and pledged his time and reputation to board service.  The direct alignment of our interest and that of shareholders is vital.  We will not profit or benefit unless the stock price rises and all shareholders benefit.

Nor do we plan to change our ways after becoming directors.  We will take very modest board fees of $200 per meeting (maximum $2,000 per year) and we will not grant ourselves stock or options now or in the future.

Each of our nominees will sign this pledge:

We are shareholders of Pro-Dex and pledge to be good stewards of its business and its resources.  We will treat all shareholders as equal partners and promise to create a plan mandating that directors and executives be required to put their own capital at risk by buying the Company's stock in the open market. As directors, we will limit our cash compensation to no more than $200 per meeting (maximum $2,000 annually) and will not issue any stock or options to members of the board.

WHY YOUR VOTE IS NEEDED

Many investors understand from experience that shares of good businesses can suffer when leadership is incompetent or self-serving, or both.  In this context, the stock price will likely stay at the same price or decline.

So, what is an investor to do when a board is entrenched and no longer focused on generating shareholder value?  Normally, the answer can be disappointing because it can be very difficult for shareholders to change management even if performance is very poor.  However, we have made it simple for you to effect change in Pro-Dex by nominating our nominees to serve as directors.

Please take advantage of this opportunity to make a change.  VOTE TO CHANGE PRO-DEX FOR THE BETTER. VOTE FOR OUR DIRECTOR NOMINEES.

MESSAGE TO EMPLOYEE STAKEHOLDERS

Before we turn to the case against the current Pro-Dex board, we want to say that we believe that Pro-Dex is filled with honest, skilled and hard working people who share our vision of a bright and proud future for the Company.  We imagine that such employees must be upset when they see shareholder value deteriorate because strong shareholder value is the stuff of a strong and vital company.  We intend to make changes that will preserve the resources of Pro-Dex so that employees can get on with the business of building a better and stronger Company.

ACCOUNTABILITY

All of the current board members were in place when Pro-Dex was notified of the loss of its largest customer in December 2009.  The current leadership has had over 30 months to manage toward a new future for Pro-Dex.  Yet we have not yet seen any meaningful actions to address this situation.  Indeed, it seems current management is asking for a ‘pass’ and making excuses.

The loss of the Company’s largest customer does not absolve the board of directors of their leadership responsibility.  Quite the opposite, it imposes on them a responsibility to take action to move the Company in a direction to address the loss of the customer.  We believe that the board and current management must be held accountable for Pro-Dex’s poor financial performance.

FAILURE OF THE CURRENT BOARD TO PROTECT SHAREHOLDER VALUE

I.	THE DIRECTORS BOOSTED THEIR COMPENSATION WHILE FINANCIAL PERFORMANCE DETERIORATED SIGNIFICANTLY.

II.	THE BOARD HAS FAILED TO URGENTLY MANAGE THE TRANSITION ACCOMPANYING THE LOSS OF THE LARGEST CUSTOMER.

III.	THE BOARD DEMONSTRATED QUESTIONABLE JUDGEMENT WHEN IT REPLACED ITS CEO WITH AN UNQUALIFIED BOARD MEMBER.

IV.	THE BOARD’S OVERSIGHT OF THE ASTROMEC BUSINESS AND ITS SALE REDUCED SHAREHOLDER VALUE.

V.	THE DIRECTORS OWN AN INSIGNIFICANT NUMBER OF SHARES.

I.	THE DIRECTORS BOOSTED THEIR COMPENSATION WHILE FINANCIAL PERFORMANCE DETERIORATED SIGNIFICANTLY.

On December 11, 2009, Pro-Dex announced that its largest customer (the “Customer”) planned to transition business (the manufacturing of “Product A” and “Product B”) in-house.  At the time of this announcement, aggregate sales of these two products (during the 12-month period ending November 30, 2009) to the Customer were $7.5 million, representing 35% of the Company’s revenues during the same period.  The end result was to be a significant reduction in revenue for the Company.  Indeed, nearly three years later the Company still is struggling with this loss of revenue, as noted in its earning release: “As the Company has disclosed previously, the decrease in sales and the resulting net losses were primarily the result of the continuation of a reduction in purchases of the Company’s medical device products by its largest customer.”

In light of the loss of significant revenue, and with high uncertainty as how to replace the lost revenue, instead of responsibly adjusting compensation levels throughout the Company in preparation for this significant business transition, the board greatly increased its own compensation and the compensation of the Company’s CEO (and fellow director).

This chart compares the pre-tax losses of Pro-Dex to the compensation of the board and executive management over the past three fiscal years (FY 2009 to FY 2011).

The annual compensation of Pro-Dex’s recently-departed CEO (and director) increased from $445,319 in fiscal year 2009 to $603,405 in fiscal year 2010 (a 35.5% increase) and then to $672,781 in fiscal year 2011 (an 11.5% increase).  Please keep in mind that earnings before taxes for the Company were ($1.7) million in fiscal 2009, ($3.4) million in fiscal 2010, and $3.1 million in fiscal 2011.  Therefore, during that three-year time period, the Company generated a loss before taxes of approximately $2.0 million while the Company’s CEO was paid over $1.7 million.

During this same time period, Michael Berthelot’s board fees increased from $13,934 in fiscal 2009 to $26,726 in fiscal 2010 (an increase of 91.8%) and then to $44,016 in fiscal 2011 (a 64.7% increase).  William Healey’s board fees increased from $21,730 in fiscal 2009 to $22,982 in fiscal 2010 (a 5.8% increase) and then to $41,516 in fiscal 2011 (an increase of 80.6%).  David Holder’s board fees increased from $13,184 in fiscal 2009 to $26,726 in fiscal 2010 (an increase of 102.7%) and then to $43,516 in fiscal 2011 (a 62.8% increase).  George Isaac’s board fees increased from $25,491 in fiscal 2009 to $25,863 in fiscal 2010 (a 1.5% increase) and then to $46,455 in fiscal 2011 (an increase of 79.6%).  We fear these significant increases in compensation reflect the Board’s self-dealing and lack of fiduciary responsibility to shareholders.

II.	THE BOARD HAS FAILED TO URGENTLY MANAGE THE TRANSITION ACCOMPANYING THE LOSS OF THE LARGEST CUSTOMER.

The board has failed to properly oversee the loss of business from Pro-Dex’s former largest customer.  As previously mentioned (Item I), Pro-Dex’s former largest customer informed the Company in December 2009 that it was in the process of transitioning the manufacturing of “Product A” and “Product B” in-house. In fiscal 2009, Pro-Dex’s sales of these products and repair services totaled $6.53 million (approximately 30.9% of total Company sales).  In fiscal 2010, sales of these products and services totaled $9.27 million (approximately 40% of total Company sales).  Sales of these products and services totaled $12.29 million in fiscal 2011 (approximately 45.3% of total Company sales).  The management team and the board at Pro-Dex had plenty of time to prepare for this transition (over 30 months).  Yet, sales to customers (excluding the former largest customer) declined over this time period.  See the table below.

Pro-Dex Inc. (U.S. dollars in millions)
	FY 2009	FY 2010	FY 2011	FY 2012
Total Sales (1)	$21.122	$23.211	$27.109	$19.417
Less: Sales From Former Largest Customer	($6.530)	($9.268)	($12.289)	($6.710)
Sales Excluding Largest Customer	$14.592	$13.943	$14.820	$12.707
Cumulative % Increase (Decrease)	NA	-4.4%	1.6%	-12.9%

Note:
1)  Includes sales from Astromec.

With the loss of such a large customer, we would have expected the Company to adjust expense levels throughout the Company in preparation for this significant business transition.  However, there seemed to be no sense of urgency to reduce the Company’s cost structure.  This was evidenced by a) increasing Board and executive compensation (see Item I); b) flat selling, general and administrative expenses (see the table below) and c) a severance policy for executives that does not take into account the poor financial circumstances of the Company (as evidenced by the exiting-CEO’s recent $346,000 severance package).

As is evident in the table below, Sales and Gross Margin fell dramatically in fiscal 2012, yet Operating Expenses actually increased over the critical final year of production for the large customer.

Pro-Dex Inc. (U.S. dollars in millions)
	Excludes Astromec
	FY 2011	FY 2012
Sales	$24.060	$17.257
Growth %		-28.3%

Gross Profit	$10.141	$5.416
Growth %		-46.6%

Operating Expenses
Selling, General & Administrative	$4.774	$4.713
Research & Development	$1.889	$2.068
Operating Expenses	$6.663	$6.781
Growth %		1.8%

Earnings Before Taxes	$3.330	($1.401)
% of Sales	13.8%	-8.1%

When the customer transition was ultimately completed in April 2012, the Company experienced a precipitous decline in revenue for fiscal 2012 and a simultaneous deterioration of profitability.  On September 4, 2012, the Company announced that it generated a loss from continuing operations before taxes of $1.4 million for fiscal 2012.

III.	THE BOARD DEMONSTRATED QUESTIONABLE JUDGEMENT WHEN IT REPLACED ITS CEO WITH AN UNQUALIFIED BOARD MEMBER.

In March of 2012, the board selected one of its own members, Mr. Berthelot (then serving as Chairman of the Nominating and Governance Committee) for the position as full-time CEO. As a result, Mr. Berthelot was provided with a $300,000 base salary and severance package. And in yet another act of seeming disregard for shareholder value, the board granted Mr. Berthelot 200,000 non-performance-based stock options (over 6% of the Company’s outstanding common stock).

The board member and candidate chosen by the board, Mike Berthelot, had no prior executive leadership experience in the medical device industry.  Indeed, we see no significant qualifications on the part of Mr. Berthelot to serve as CEO of a medical device manufacturer.

We believe this behavior loudly proclaims that the incumbent board is not looking out for the best interests of shareholders and displays very poor judgment.

IV.	THE BOARD’S OVERSIGHT OF THE ASTROMEC BUSINESS AND ITS SALE REDUCED SHAREHOLDER VALUE.

We believe the Board failed to manage the performance and sale of Pro-Dex Astromec (“Astromec”) in a way that maximized value for shareholders.

In February 2012, the Company sold the assets of Astromec for a cash payment of $756,000.  In connection with the sale, the Company incurred $302,000 of transaction costs (40% of sale proceeds).  The transaction costs included a $100,000 brokerage fee (13.2% of sale proceeds), employee incentive retention bonuses of $125,000 (16.5% of sale proceeds), professional fees of $66,000 (8.7% of sale proceeds) and other costs (not defined by the Company) of $11,000 (1.5% of sale proceeds).

Astromec was acquired by Pro-Dex in January 2006 for $2.7 million. Subsequently, in February 2006, Pro-Dex acquired the land and building where Astromec conducted its operations.  The purchase price was $2.2 million.

On a combined basis, Pro-Dex spent $4.9 million on the Astromec acquisition.  The land and building are valued on the company’s fiscal year 2012 balance sheet at approximately $733,000.  Therefore, roughly $3.4 million of shareholder value has been destroyed from January 2006 through February 2012. The loss on the Astromec investment is equivalent to more than 40% of the Company’s current market capitalization. As indicated below, sales generated from Astromec declined significantly from fiscal 2009 through fiscal 2012.

Astromec (U.S. dollars in millions)
	FY 2007 (1)	FY 2008	FY 2009	FY 2010	FY 2011	FY 2012 (2)
Sales	$3.590	$3.453	$3.429	$3.306	$3.057	$2.160
Cumulative % Decline	NA	-3.8%	-4.5%	-7.9%	-14.8%	-39.8%

Note
1)	Pro-Dex acquired Astromec in January 2006; fiscal 2007 was Astromec’s first full year as a Pro-Dex subsidiary.
2)	Astromec divestiture closed on 2/27/12; fiscal 2012 Astromec sales reflect performance between 7/1/11 and 2/27/12.

We believe that responsible fiduciaries do not pay out 40% in transaction costs on the sale of a business, and that it was irresponsible for the Company to agree to such and egregious brokerage fee.  A 13.2% business brokerage fee is far above the industry norms that we see.  We requested the name of the brokerage firm the Company used to sell Astromec, only to be denied such information by the Company. It is important that shareholders understand why such a heavy transaction fee was paid as this could be another example of self-dealing by the board.

V.	THE DIRECTORS OWN AN INSIGNIFICANT NUMBER OF SHARES.

Most of the incumbent directors at Pro-Dex do not report ownership of any shares of the Company. They are, therefore, not incentivized by share ownership to act in the best interest of shareholders.

Mr. Berthelot (CEO since April 20, 2012 and most recently Chairman of the Nominating Committee) owns no shares. The Board instead generously granted him 200,000 stock options (over 6% of the Company) in April 2012 at a strike price near a multi-year low.  Mr. Berthelot has been a Director since January 2009.

William Healey (Chairman of the Board) reports that he owns zero shares.  He has been a Director since December 2007.

David Holder (Chairman of the Compensation Committee) reports that he owns zero shares.  He has been a Director since January 2009.

George Isaac (Chairman of the Audit Committee) owns 39,834 shares or 1.2% of the company’s outstanding common stock.  He has been a Director since 1995 and was CFO of Pro-Dex from August 1995 to July 2002.

We believe the Board may not have acted in the best interest of shareholders because its interests are not aligned with the interests of the Company’s shareholders, shareholders like us who have put a significant amount of their own capital at risk by buying the Company's stock in the open market.  Without “skin” in the game, we believe the Board is not motivated to create value for shareholders.

ABOUT AO PARTNERS

The AO Partners Group has owned a position in the common stock, no par value per share (“Common Stock”), of Pro-Dex since 2011.  Currently, the AO Partners Group collectively owns 14.73% of the Common Stock.  Our investment strategy is to acquire significant stakes in undervalued and/or underperforming companies, and when necessary we seek board representation and advocate for improvements in financial performance, capital allocation and corporate governance, for the benefit of ALL shareholders.  We believe that our nominees to Pro-Dex’s board of directors are highly qualified (as discussed below) and will add a fresh perspective to the current board.  We urge you to read their biographies contained herein and make your own decision.

This proxy statement and the accompanying WHITE proxy card are being furnished to the Company’s shareholders in connection with our solicitation of proxies to elect Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III.  Additional voting instructions are contained herein.

MEETING DETAILS AND PROXY MATERIALS

We are soliciting proxies to be used at the 2012 annual meeting of shareholders of Pro-Dex, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).  The Annual Meeting will be held at the [•] on December [•], 2012 at [•] a.m., Pacific Time.  The principal executive offices of the Company are located at 2361 McGaw Avenue, Irvine, California 92614.  At the Annual Meeting, the shareholders of Pro-Dex are being asked to consider and vote upon (1) the election of [five] directors to the board to serve until the 2013 annual meeting of shareholders, (2) the ratification of the appointment of Moss Adams, LLP, as Pro-Dex’s independent registered public accounting firm for the fiscal year ending June 30, 2013, and (3) any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December [•], 2012.  This proxy statement and the accompanying form of WHITE proxy card are available at www.[•].

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY.  IF YOU ARE A RECORD HOLDER, PLEASE SIGN AND DATE YOUR WHITE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY.  NO POSTAGE IS NECESSARY.  IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THEM TO VOTE THE WHITE PROXY CARD ON YOUR BEHALF (YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE).

This proxy statement and the accompanying form of WHITE proxy card are available at www. [•].  If you have any questions, require any assistance, or would like to request copies of these documents, please contact [•], proxy solicitors for the AO Partners Group, at the following address and telephone number:

                                    [•]
                                    [•]
                                    [•]
                                    Toll Free: 1-800-[•]-[•]

Please also feel free to call or email the AO Partners Group at the following:

Nick Swenson
AO Partners Group
3033 Excelsior Blvd.
Suite 560
Minneapolis, MN 55416

Office phone: 612-843-4301
Cell phone: 612-703-2292
nickswenson@grovelandcapital.com

A Word of Caution:  We are not responsible for the accuracy of the Company’s disclosures in its proxy materials.

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If you share our concerns and views about Pro-Dex, please vote for Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III on AO Partners Group’s WHITE proxy card.

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IF YOU ARE A SHAREHOLDER OF RECORD YOU MAY VOTE BY MARKING YOUR VOTE ON THE WHITE PROXY CARD WE HAVE ENCLOSED, SIGNING AND DATING IT, AND MAILING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.

IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, FOLLOW THE DIRECTIONS GIVEN BY THE BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.  YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE.

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BACKGROUND OF THE SOLICITATION

The following is a summary of events that occurred prior to this proxy solicitation:

●	Mr. Swenson and the predecessor of AO Partners began acquiring shares of Pro-Dex in the open market on July 5, 2011.

●
On August 23, 2011, Mr. Swenson met with then CEO, Mark Murphy, and CFO, Hal Hurwitz.  The discussion was broad-ranging and included ways in which the company’s resources might be best activated.  Mr. Swenson appealed to Mark and Hal to manage cash-flows to break-even levels, or better, by flexing costs while simultaneously initiating a modest share buy-back program.

●	On August 27, 2011, Mr. Swenson copied Mark Murphy and Chairman of the Board, Bill Healey, on an analysis of share buybacks published in "Distant Force" by George A. Roberts and Robert J. McVicker.

●
On December 5, 2011, Mr. Swenson and Mr. Barkett introduced themselves to the Pro-Dex board of directors via an in-person presentation immediately following the 2011 annual shareholder meeting.  During this presentation, Mr. Swenson strongly recommended that Pro-Dex flex its operations/cost structure to manage to positive cash flows and initiate a modest stock buy-back program.  The emphasis of the meeting was on Mr. Swenson’s background.

●	February 9, 2012, Mr. Barkett introduces Pro-Dex senior management to executives of a significant manufacturer of dental instruments.

●
On or about March 1, 2012, Mr. Swenson spoke with Mr. Murphy and requested that he and Mr. Barkett be added to the Company's board of directors as soon as possible via an appointment and no later than via proxy at the 2012 annual meeting.  Mr. Murphy referred the request to Board Chairman Healey.

●
On March 8, 2012, Mr. Swenson and Mr. Barkett spoke with Mr. Murphy and Mr. Hurwitz  about work they completed that would allow Pro-Dex to benchmark its costs of being public against those of other public companies.

●
On March 13, 2012, Mr. Swenson called Mr. Murphy to follow-up, indicating that Chairman Healey had made no contact regarding the board seat.  Mr. Murphy indicated that Mr. Healey would be contacting Mr. Swenson the following week.

●
On March 19, 2012, Mr. Swenson spoke with Mr. Healey about his request for a board seat.  Mr. Healey indicated that it was very inconvenient for a shareholder who owns stock to be on the board due to stock trading restrictions.  Mr. Swenson indicated that he believes many well-known investors believe that boards ought to select their members from among the largest shareholders.  Mr. Swenson asked Mr. Healey to provide him a “yes” or “no” answer within a week as to whether the board would be able to provide Mr. Swenson with an interim board appointment by its June meeting.  Mr. Swenson asked for an opportunity to address the full board via conference call in the case that they would not be able to make an appointment before or during their June meeting.

●
On March 28, 2012, Mr. Swenson received a letter and phone call from Mr. Berthelot, who identified himself as the Chairman of the Nominating Committee of the Pro-Dex board.  Mr. Berthelot wrote that Mr. Swenson's request for a board seat would be seriously considered by the Nominating and Governance Committee, of which he was Chairman.  Mr. Berthelot requested that Mr. Swenson provide a full resume, submit to a background check, and complete a 31-page Directors and Officers Questionnaire.  Mr. Berthelot indicated that the Nominating and Governance Committee would consider adding an interim board seat and appointing him to the resulting open seat.

●	On April 9, 2012, Mr. Swenson returned the materials requested by the Nominating and Governance Committee.

●
On April 11, 2012, Mr. Swenson met personally with Mr. Berthelot, who identified himself as the Chairman of the Nominating Committee of the Pro-Dex board.  Mr. Swenson again made his case to manage the business for positive cash flows through flexing costs and a modest share buyback program.  Mr. Berthelot interviewed Mr. Swenson regarding his views on Pro-Dex and possible steps to enhance shareholder value.

●
On April 20, 2012, the Company announces the resignation of Mr. Murphy. Mr. Berthelot becomes CEO of the Company.  Mr. Berthelot, the Chairman of the Nominating and Governance Committee at the time of his selection, was given an employment contract, severance package and, significantly, was granted options to buy 6% of the company at a strike price to be set after the release of third quarter financials.

●	On April 20, 2012, Mr. Murphy also resigns from his position on the board of directors, leaving the Pro-Dex board with four of five seats filled.

●
On April 20, 2012, Mr. Berthelot was granted options to buy 6% of Pro-Dex's outstanding shares at a strike price equal to the closing price of Pro-Dex six days after the fiscal third quarter 2012 results were to be released.

●	On April 27, 2012, Mr. Swenson discussed his board request with Chairman Healey.

●
On May 4, 2012, Pro-Dex announced results for the quarter ended March 31, 2012.  A charge associated with Mr. Murphy's April 20th resignation hits the results for the quarter.  The stock price falls after the release of the quarterly results.  Mr. Berthelot's options are struck at $1.99.

●
On May 12, 2012, Mr. Swenson and Mr. Barkett expressed concern to Mr. Berthelot and Mr. Hurwitz that Pro-Dex, while expecting a sales reduction of nearly $12.29 million (45% of total sales) as a consequence of losing its largest customer, had only reduced expenses by $200,000 as of the first nine months of fiscal 2012.

●
On May 21, 2012, having not heard back from the Company, Mr. Swenson arranged a call with Mr. Healey and Mr. Berthelot for May 23, 2012.  During that call Mr. Healey and Mr. Berthelot indicated that Pro-Dex would not be offering Mr. Swenson a board seat.  Their reasons were (a) Mr. Swenson could not qualify as an independent director by their reading of the Company's rules governing independence, which is not the case, (b) they prefer to replace Mr. Murphy with someone who has "C-suite experience in the medical device industry" and (c) they indicated that they are looking to reduce corporate costs and that keeping a board seat vacant board would allow them to accomplish that goal.  When Mr. Swenson indicated he would serve on the board without pay, Mr. Healey and Mr. Berthelot indicated that was not workable due to regulatory concerns, which were never explained.

●	On June 1, 2012, Mr. Swenson wrote to Mr. Healey asking for clarification as to why the Pro-Dex board denied its largest shareholder a seat on its board.

●
On June 15, 2012, Mr. Healey wrote a letter on behalf of the Board that reiterated his statements of May 23, and added, "During the course of its review of your candidacy, our Board also noted that your track record of prior experience as a public company director and your lack of experience in an operating or management role would be considered a weakness in your candidacy."

●	On June 27, 2012, Mr. Swenson filed his Notice of Intent to nominate three directors to the Company’s board of directors.

OUR NOMINEES

Pro-Dex’s board of directors currently consists of four members, with one seat vacant.  At the Annual Meeting, the AO Partners Group will seek to elect Mr. Swenson, Mr. Cabillot and Mr. Farrell to fill three of the [five] open seats, in opposition to the candidates nominated by the Company’s incumbent board of directors.  The election of Mr. Swenson, Mr. Cabillot and Mr. Farrell requires the affirmative vote of a plurality of the votes cast.  If elected, Mr. Swenson, Mr. Cabillot and Mr. Farrell would each be entitled to serve a one-year term ending in 2013.

In our opinion, the Company would benefit from fresh perspectives, fresh ideas, fresh viewpoints and new energy as it seeks to confront the current challenges and the challenges that lie ahead.  Our nominees will act to have the Company conduct a meaningful review of its operational and strategic plans to ensure that the enhancement of shareholder value is one of the Company’s ultimate objectives. Our plans will be elaborated as we gain access to the information necessary to evaluate the full range of challenges and opportunities.  If elected, our nominees will be able to work with the Company to formulate specific goals and plans to maximize the value of the Company for all of its shareholders.

INDEPENDENCE AND QUALIFICATIONS OF OUR NOMINEES

We believe that our nominees would be deemed “independent” under the NASDAQ Marketplace Rules.

Nick Swenson:
Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC.  Prior to forming Groveland Capital, Mr. Swenson was a Portfolio Manager and Partner at Whitebox Advisors, LLC, a multi-strategy hedge fund, from 2001 to 2009. From 1999 to 2001 he was a Research Analyst at Varde Partners, LLC, a partnership that specializes in distressed debt investing. He was an Associate in Corporate Finance at Piper Jaffray, Inc. from 1996 to 1999. Mr. Swenson serves as a director of several private companies as well as Air T, Inc. (AIRT), a NASDAQ listed company. Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

Ray Cabillot:
Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, Inc. the General Partner of Farnam Street Partners L.P., a private investment partnership located in Minneapolis, MN.  He was a Senior Research Analyst at Piper Jaffray from 1990 to 1998.  Prior to that, he worked for Prudential Capital Corporation from 1987 to 1990 as an Associate Investment Manager and as an Investment Manager.  Mr. Cabillot serves as a director of several private companies. He was a director of O.I. Corporation, a NASDAQ listed company (OICO), from 2006 to 2010. He served as Chairman of the Board of O.I. Corporation from 2007 through 2010 and during 2010 served as Co-Chairman of the Board of O.I. Corporation.  Mr. Cabillot has a B.A. degree with a double major in Economics and Chemistry from Saint Olaf College and an M.B.A. from the University of Minnesota.

Bill Farrell:
Mr. Farrell has, from January 2011 until the present, served as CEO of Viszy Inc., a start-up developing software and services targeting the consumer market. Mr. Farrell is also CEO of Bōbiam, LLC, a company that turns youth art into apparel and other products, which it merchandises through its retail store and wholesale channels. From April 1998 to January 2011, Mr. Farrell held various senior management roles at Medtronic, Inc. His engineering career began with 8 years in production support, process development and operations. He then worked 10 years in product development for Medtronic during which time he lead 100+ portfolio, program, product and process development managers and engineers. At the end of his tenure, he was Senior Director of Product Development and led corporate-wide initiatives to improve design, reliability and manufacturability practices. Mr. Farrell has a B.S. degree in Mechanical Engineering from the University of Minnesota (1996).

The combination of experience and qualifications discussed above led to the conclusion that each of the nominees should serve as a director.   Each of these individuals possesses the appropriate skills and experience to manage the Company.  Specifically, each has gained familiarity with financial statements and developed a deep understanding of the demands of operating a business and addressing the issues that confront businesses, which will make them a valuable resource to the Board of Directors.  Each also possesses the skills to provide in-depth financial analysis of the Company’s business operations.

We expect that each of our nominees will be able to stand for election but in the event that one or more of our nominees is unable to serve or for good cause will not serve, the shares represented by the enclosed WHITE proxy card will be voted for a substitute nominee(s), to the extent this is not prohibited under the Company’s charter documents and applicable law.  In addition, we reserve the right to solicit proxies for the election of such substitute nominee(s) if the Company makes or announces any changes to its charter documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying one or more of our nominees, to the extent this is not prohibited under the Company’s charter documents and applicable law.  In any such case, shares represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional persons, to the extent this is not prohibited under the Company’s charter documents and applicable law, if the Company increases the size of its board above its existing size.

WHO CAN VOTE AT THE ANNUAL MEETING

The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is [•][•], 2012 (the “Record Date”).  Shareholders of the Company as of the Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date. It is anticipated that the proxy statement that will be filed by the Company will state the number of shares issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect the AO Partners Group’s nominees to the board, if you are a record holder (namely, you own your Pro-Dex stock in certificate form), you can vote by marking your vote on the WHITE proxy card we have enclosed, signing and dating it, and mailing it in the postage-paid envelope we have provided.  If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.  Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.  Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares now.  Please contact our proxy solicitor [•]  at ([•])[•] -[•]  if you require assistance in voting your shares.  This proxy statement and the accompanying form of WHITE proxy card are available at www. [•].

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

●	“FOR” the election of our nominees to the board of directors, Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III.

●	“FOR” the ratification of the appointment of Moss Adams, LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013.

For purposes of any adjournment, proxies will be voted at the discretion of the persons named as proxies in the attached proxy card.

You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The AO Partners Group is NOT seeking authority to vote for and will NOT exercise any authority for [•], [•] and [•], [•] of the Company’s [•] nominees.  There is no assurance that the Company’s other nominees, [•], will serve if elected with the AO Partners Group’s nominees.

Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies.  It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in this proxy statement.  If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card.  At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions.  Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf.  You should also sign, date and mail the voting instruction from your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet).  Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone or via the Internet.  If your bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide you with instructions for voting by telephone or the Internet on the voting form.  Telephone and Internet voting procedures, if available through your bank or brokerage firm, are designed to authenticate your identity to allow you to give your voting instructions and to confirm that your instructions have been properly recorded.  Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.  If your bank or brokerage firm does not provide you with a voting form, but instead you receive our WHITE proxy card, then you should mark our proxy card, date it and sign it, and return it in the enclosed postage-paid envelope.

VOTING AND PROXY PROCEDURES

Shareholders of Pro-Dex are not permitted to cumulate their votes for the election of directors.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum.  Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before shareholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”).  Accordingly, assuming a quorum is present, broker non-votes will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

At this meeting, proxies relating to “street name” shares will not be voted for the election of directors unless the shareholder gives instructions on how to vote the shareholder’s shares.

Since the AO Partners Group is only proposing three nominees for the board of directors, if the AO Partners Group nominees are elected, [two] of the Company’s nominees with the highest number of shares voted in such nominees’ favor will also be elected.

The election of Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting.  Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

THE AO PARTNERS GROUP URGES YOU TO VOTE FOR THE ELECTION OF MESSRS. NICHOLAS J. SWENSON, RAYMOND E. CABILLOT AND WILLIAM JAMES FARRELL III AS DIRECTORS OF PRO-DEX AS SOON AS POSSIBLE.  PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. If you are a record holder, you may revoke your proxy and change your vote by: (1) the timely delivery of a duly executed proxy bearing a later date, (2) providing timely written notice of revocation to the Company’s Corporate Secretary at the Company’s principal executive offices at 2361 McGaw Avenue, Irvine, California 92614, or (3) attending the Annual Meeting and giving oral notice of your intention to vote in person.  If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote: (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person.  You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting.  If you were a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date.  Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

IMPORTANT:  If you wish to support Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III, please sign, date and return only the AO Partners Group’s WHITE proxy card.  If you later vote on management’s [•] proxy (even if it is to withhold authority to vote for management’s nominees), you will revoke your previous vote for Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III.  Please discard the Company’s [•] proxy card.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a [•] proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the WHITE proxy card or by voting in person at the Annual Meeting.

IF YOU SIGN THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE PRO-DEX COMMON STOCK REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF MESSRS. NICHOLAS J. SWENSON, RAYMOND E. CABILLOT AND WILLIAM JAMES FARRELL III AND FOR THE PERSONS WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS A DIRECTOR, OTHER THAN [•],[•] and [•], AND FOR THE RATIFICATION OF MOSS ADAMS, LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by the AO Partners Group.  In addition to the use of the mails, proxies may be solicited by the AO Partners Group, other Participants (as defined below) and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation.  Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold, and AO Partners Group will reimburse such institutions for their reasonable out-of-pocket expenses.

The AO Partners Group has retained [•], a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $[•], plus reimbursement of reasonable out-of-pocket expenses.  Approximately [•] persons will be utilized by that firm in its solicitation efforts.

The AO Partners Group estimates that its total expenditures relating to the solicitation of proxies will be approximately $[•] (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation).  Total cash expenditures to date relating to this solicitation have been approximately $[•].

The AO Partners Group intends to seek reimbursement from the Company for its actual expenses in connection with this solicitation.  If elected, the AO Partners Group and its nominees will submit the matter to a vote of the Company’s board of directors.  The Company’s board of directors may vote to submit the matter to a vote of the Company’s shareholders.  If elected to the Company’s board of directors, Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III intend to vote in favor of reimbursing the AO Partners Group and submitting the matter to a vote of the Company’s shareholders.  If the matter is submitted to a vote of the Company’s shareholders, the AO Partners Group will vote its shares in favor of such reimbursement and will accept the results of such shareholder vote.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Mr. Nicholas J. Swenson is a member of the “AO Partners Group,” which currently consists of the following persons and entities:

●	AO Partners I, L.P., a Delaware limited partnership (“AO Partners Fund”).

●	AO Partners, LLC, a Delaware limited liability company (“AO Partners”).

●	Glenhurst Co., a Minnesota corporation wholly owned by Nick Swenson (“Glenhurst”).

●	Nick Swenson as the Managing Member of AO Partners, as the sole owner of Glenhurst and as an individual.

The principal business address of each of AO Partners Fund, AO Partners, Glenhurst and Mr. Swenson is 3033 Excelsior Blvd., Suite 560, Minneapolis, MN 55416.  Each of AO Partners Fund, AO Partners and Glenhurst are engaged in various interests, including investments.  The home address of Mr. Swenson is 3735 Glenhurst Ave, St. Louis Park, MN 55416.

The principal employment of Mr. Swenson is (1) private investor and (2) serving as the sole Managing Member of AO Partners and Groveland Capital, LLC, a Delaware limited liability company.

No other stockholder other than members of the AO Partners Group is known to Mr. Swenson to be supporting Messrs. Swenson, Cabillot and Farrell as nominees.

Each of the members of the AO Partners Group identified in this proxy statement is a participant in the solicitation conducted with this Proxy Statement, along with Mr. Raymond E. Cabillot and Mr. William James Farrell III.  Each of these persons is referred to in this Proxy Statement as a “Participant” and collectively they are the “Participants.”

Appendix A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the past two years.  Collectively, the AO Partners Group beneficially owns 481,950 shares of Common Stock, or approximately 14.7% of the outstanding shares of Common Stock, and the Participants as a group own 601,434 shares of Common Stock, or approximately 18.4%.  The AO Partners Group may change or alter its investment strategy at any time to increase or decrease its holdings in Pro-Dex.

No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

With respect to AO Partners Fund, AO Partners is entitled to (1) an allocation of a portion of profits, if any, and (2) a management fee based upon a percentage of total capital.  Mr. Swenson has agreements with AO Partners Fund whereby he is indemnified by AO Partners Fund for any liabilities he may incur in connection with his duties, including AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.  AO Partners Fund will also reimburse Mr. Swenson, Mr. Cabillot and Mr. Farrell for any expenses that they reasonably incur in connection with the AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of the Company.

Except as described herein or in Appendix A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

The AO Partners Group has not paid any compensation to Messrs. Nicholas J. Swenson, Raymond E. Cabillot or William James Farrell III in connection with this proxy solicitation.

OTHER MATTERS

The AO Partners Group anticipates that the Company’s proxy statement will contain information regarding (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the committees of the Company’s board of directors, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Company’s board of directors and all committees thereof; (4) the background and qualifications of the nominees of the Company’s board of directors; (5) the Company’s leadership structure and the board’s oversight of risk management; (6) the compensation and remuneration paid and payable to the Company’s directors and management, and other compensation related information; (7) the attendance of members of the Company’s board of directors at the annual meeting; (8) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (9) the Company’s director nomination process; (10) the independence of the Company’s directors; (11) shareholder communication with the Company’s board of directors; (12) the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement for the 2012 annual meeting of shareholders under Rule 14a-8 of the Exchange Act; (13) the date after which a notice of shareholder proposal submitted outside the process of Rule 14a-8 is considered untimely; and (14) the Company’s independent registered public accounting firm and the fees paid to such firm.  The AO Partners Group has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.

ADDITIONAL INFORMATION

The information concerning Pro-Dex contained in this proxy statement has been taken from, or is based upon, publicly available information.  Although we do not have any information that would indicate that any information contained in this proxy statement concerning Pro-Dex is inaccurate or incomplete, we do not take responsibility for the accuracy or completeness of such information.

Pro-Dex files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.

The Participants have filed a Schedule 13D, as amended, with the SEC, the exhibits of which include some of the AO Partners Group’s correspondence with Pro-Dex concerning the matters described herein.  These materials may be accessed from the SEC’s website free of charge.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT.  PLEASE VOTE FOR MESSRS. NICHOLAS J. SWENSON, RAYMOND E. CABILLOT AND WILLIAM JAMES FARRELL III.  ONLY YOUR LATEST DATED PROXY COUNTS.  EVEN IF YOU HAVE ALREADY RETURNED A [•] PROXY TO THE COMPANY’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY RETURNING A WHITE PROXY TO US AS PROVIDED BELOW.

IF YOU ARE A RECORD HOLDER, PLEASE VOTE BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE.  IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, FOLLOW THE DIRECTIONS GIVEN BY THE BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.  YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE.

This proxy statement and the accompanying form of WHITE proxy card are available at www. [•].  If you have any questions, require any assistance, or would like to request copies of these documents, please contact [•], proxy solicitors for the AO Partners Group, at the following address and telephone number:

                                    [•]
                                    [•]
                                    [•]
                                    Toll Free: 1-800-[•]-[•]

Please also feel free to call or email the AO Partners Group at the following:
[•]
[•]
[•]
[•]
([•])[•]-[•]
([•])[•]-[•] (fax)
[•].com

Sincerely,

___________________________________
     Nicholas J. Swenson

[•] [•], 2012

Appendix A

Name of Nominee	Class	Amount

Nicholas J. Swenson	Common	481,950(1)

Raymond E. Cabillot	Common	118,484(2)

William J. Farrell III	Common	1,000

_______
(1)	Except for 257,506 shares held by Mr. Swenson of record, all of the above shares are owned beneficially, by virtue of Mr. Swenson’s membership in the AO Partners Group.

(2)
All of the above shares are owned beneficially by virtue of Mr. Cabillot’s serving as the Chief Executive Officer and a director of Farnam Street Capital, Inc., the General Partner of Farnam Street Partners, L.P. (collectively, the “Farnam Street Group”).

Except as otherwise described herein, neither Mr. Swenson, Mr. Cabillot nor Mr. Farrell has, including without limitation any such interests held by members of his immediate family sharing the same household: (1) an interest in a derivative instrument related to the Common Stock; (2) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which he has a right to vote any shares of any security of the Company; (4) any short interest in any security of the Company directly or indirectly; (5) any rights to dividends on the shares of the Company beneficially owned by him that are separated or separable from the underlying shares of the Company; or (6) any performance-related fees (other than an asset-based fee) that he is entitled to based on any increase or decrease in the value of shares of Common Stock.

Member of AO Partners Group	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
AO Partners I, L.P. 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	52,173	1.6%	0
AO Partners, LLC 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	52,173	1.6%	0
Glenhurst Co. 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	172,271	5.3%	0
Nicholas J. Swenson 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	481,950(1)	14.7%	0

(1)	Includes 257,506 shares held by Mr. Swenson of record, the 52,173 shares held by AO Partners I, L.P. and the 172,271 shares held by Glenhurst Co.

Member of Farnam Street Group	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
Farnam Street Partners, L.P. 3033 Excelsior Blvd. Suite 320 Minneapolis, Minnesota 55416	118,484	3.6%	0
AO Partners, LLC 3033 Excelsior Blvd. Suite 320 Minneapolis, Minnesota 55416	118,484	3.6%	0
Raymond E. Cabillot 3033 Excelsior Blvd. Suite 320 Minneapolis, Minnesota 55416	118,484	3.6%	0

In aggregate, the Participants own 601,434 shares of Common Stock of the Company acquired at a cost of $1,249,235.

The Common Stock of the AO Partners Group was acquired in open market purchases with working capital of AO Partners Fund and Glenhurst and the personal investment capital of Mr. Swenson.  The amount of funds expended to acquire these shares is $973,222.

The Common Stock of the Farnam Street Group was acquired in open market purchases with working capital of Farnam Fund.  The amount of funds expended to acquire these shares is $274,223.

Mr. Farrell acquired his Common Stock in an open market purchase with his personal investment capital.  The amount of funds he expended to acquire his shares is $1,790.

Mr. Swenson is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company, and all such reports have been timely filed.

Mr. Cabillot is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

Mr. Farrell is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

Transactions in Stock of the Company

The following transactions are the only transactions during the past two years with regard to the Common Stock made by Mr. Swenson and members of the AO Partner Group or by Mr. Cabillot and Mr. Farrell.

Nicholas J. Swenson

Transaction Date	Number of Shares Purchased (Sold)
7/5/11	18,481
7/6/11	7,277
7/7/11	900
7/8/11	26,800
7/11/11	33,221
7/12/11	37,333
7/13/11	10,848
7/14/11	22,900
7/15/11	500
7/19/11	14,526
7/20/11	30,309
7/21/11	9,660
7/22/11	300
7/27/11	3,601
7/28/11	200
8/1/11	300
8/5/11	500
8/8/11	12,134
8/9/11	2,542
8/11/11	11,424
8/12/11	200
8/24/11	2,450
8/25/11	550
8/26/11	550
11/29/11	10,000
Total	257,506

Glenhurst Co.

Transaction Date	Number of Shares Purchased (Sold)
9/7/11	5,843
9/8/11	201
9/9/11	8,944
9/12/11	1,600
9/13/11	2,433
9/14/11	1,433
9/15/11	100
9/16/11	7,780
9/19/11	15,198
9/20/11	1,456
9/27/11	100
9/28/11	2,000
10/3/11	5,684
10/6/11	6,139
10/10/11	3,400
10/11/11	772
10/12/11	1,425
10/13/11	(900)
10/14/11	(8,400)
10/24/11	12,000
10/27/11	230
10/28/11	3,594
11/17/11	100
11/28/11	25,000
11/29/11	11,287
12/1/11	8,023
12/2/11	1,039
12/9/11	2,134
12/12/11	1,589
12/16/11	12,131
12/19/11	3,436
12/21/11	6,100
12/22/11	30,400
Total	172,271

AO Partners Fund

Transaction Date	Number of Shares Purchased (Sold)
1/13/12	1,145
1/26/12	335
1/30/12	10,032
2/21/12	500
2/22/12	1,600
2/28/12	17,700
3/1/12	4,100
3/2/12	3,100
9/14/12	3,362
9/18/12	300
9/20/12	386
10/1/12	2,384
10/3/12	486
10/5/12	6,743
Total	52,173

Raymond E. Cabillot

Transaction Date	Number of Shares Purchased (Sold)
1/10/12	2,567
1/11/12	3,500
1/13/12	200
1/19/12	2,300
1/20/12	11,500
1/23/12	2,919
1/24/12	4,500
1/25/12	2,134
1/26/12	2,650
1/31/12	4,480
2/01/12	99
2/02/12	2,618
2/06/12	6,150
2/07/12	8,635
2/08/12	21,700
2/09/12	1,328
2/10/12	1,714
2/13/12	11,000
2/15/12	7,000
2/16/12	1,000
2/17/12	2,800
3/21/12	3,500
9/11/12	528
9/14/12	3,362
9/18/12	300
9/20/12	386
10/01/12	2,385
10/03/12	486
10/5/12	6,743
Total	118,484

Bill Farrell

Transaction Date	Number of Shares Purchased (Sold)
10/01/12	1,000
Total	1,000

PRELIMINARY COPY, SUBJECT TO CHANGE, DATED OCTOBER 10, 2012

PROXY

THIS PROXY IS SOLICITED BY THE AO PARTNERS GROUP IN OPPOSITION TO THE BOARD OF DIRECTORS OF PRO-DEX CORP.

THIS SOLICITATION IS NOT BEING MADE BY THE BOARD OF DIRECTORS OF PRO-DEX CORP.

2012 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints [•] and [•], and each of them, attorneys and agents with full power of substitution, as Proxy for the undersigned, to vote all shares of common stock, no par value per share, of Pro-Dex Corp. (“Pro-Dex” or the “Company) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the [•] on December [•], 2012 at [•] a.m., Pacific Time, or any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder.  Unless otherwise specified, this proxy will be voted “FOR” the election of the AO Partners Group’s Nominees as Directors and the Company Nominees as noted below, and “FOR” the ratification of the appointment of Moss Adams, LLP as the Company’s independent auditor.  This proxy revokes all prior proxies given by the undersigned.  The AO Partners Group recommends that you vote “FOR” the election of the AO Partners Group’s Nominees Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III as Directors and the Company Nominees as noted below, and “FOR” the ratification of the appointment of Moss Adams, LLP as the Company’s independent auditor.

1.	ELECTION OF DIRECTORS- To elect Mr. Nicholas J. Swenson, Mr. Raymond E. Cabillot and Mr. William James Farrell III

☐     FOR ALL                             ☐       WITHHOLD ALL

Instruction: To withhold authority to vote for the election of any nominee(s), write the name(s) of such nominee(s) in the following space (you can withhold authority for any nominee by writing one or more names in the following space below or withholding authority for all by marking an X next to the WITHHOLD ALL box above):

The AO Partners Group intends to use this proxy to vote for the persons who have been nominated by the Company to serve as Director, other than the Company nominees noted below.  There is no assurance that any of the candidates who have been nominated by the Company will serve as a Director if the AO Partners Group’s nominees are elected.  You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning  the Company’s nominees.  The AO Partners Group is NOT seeking authority to vote for and will NOT exercise any authority for [•][•] and [•], three of the Company’s five nominees.

Note: If you do not wish for your shares to be voted “FOR” the persons who have been nominated by the Company to serve as Director, write the name of the Company nominee(s) in the following space below:

2.	RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR PRO-DEX CORP. FOR THE YEAR ENDING JUNE 30, 2013.

☐  FOR                                ☐   AGAINST                                           ☐   ABSTAIN

IMPORTANT:  PLEASE SIGN AND DATE ON THE REVERSE SIDE.

In his discretion, each Proxy is authorized to vote upon such other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Dated:

Signature:

Signature (if held jointly):

Title:

Please sign exactly as your name(s) appear on the proxy card(s) previously sent to you.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporation name by the President or other duly authorized officer.  If a partnership, please sign in partnership name by authorized person.  This proxy card votes all shares held in all capacities.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December [•], 2012.  This proxy statement and the accompanying form of WHITE proxy card are available at www.[•].